Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BBAC, LLC,
BBAC MERGER SUB, INC.
AND
BACK YARD BURGERS, INC.
June 10, 2007

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EXHIBIT INDEX

Exhibit	Description
1	Form of Company Counsel Legal Opinion

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on June 10, 2007, among BBAC, LLC (“Parent”), a Delaware limited liability company, BBAC Merger Sub, Inc. (“Sub”), a Delaware corporation, and Back Yard Burgers, Inc. (“Company”), a Delaware corporation. Each of Parent, Sub and Company is individually referred to herein as a “Party” and collectively as the “Parties”.
Preamble
     This Agreement provides for the acquisition of Company by Parent pursuant to the merger of Sub with and into Company. At the effective time of such Merger, the outstanding shares of the capital stock of Company shall be converted into the right to receive a cash payment from Parent. As a result, Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approval of the stockholders of Company and the satisfaction of certain other conditions described in this Agreement.
     Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company’s voting stock have executed and delivered to Parent an agreement (collectively, the “Voting Agreements”), pursuant to which they have agreed, among other things, to vote the shares of Company’s voting stock over which such Persons have voting power to approve and adopt this Agreement.
     Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.
     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
  1.1 Merger.
     Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Company in accordance with the applicable provisions of the DGCL (the “Merger”). The Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of Company and Sub and the Board of Managers of Parent.

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  1.2 Time and Place of Closing.
     The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m. (EST) on the date that the Effective Time occurs or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.
   1.3 Effective Time.
     As soon as practicable (and in any event, no later than two business days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger (other than those conditions that by their nature are to be satisfied at Closing and will in fact be satisfied at Closing), the Closing shall occur and the Company will file a Certificate of Merger (the “Certificate of Merger”) reflecting the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and make all other filings or recordings required in connection with the Merger. The Merger and other transactions contemplated by this Agreement shall become effective on the date (the “Closing Date”) and at the time (the “Effective Time”) the Certificate of Merger shall become effective with the Secretary of State of the State of Delaware in accordance with the DGCL.
ARTICLE 2
TERMS OF MERGER
   2.1 Charter.
     The Certificate of Incorporation of the Company shall be amended and restated at and as of the Effective Time to read in its entirety to conform with the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed; provided that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “Back Yard Burgers, Inc.” and the provisions of the Certificate of Incorporation of the Company relating to the Incorporator shall not be amended.
   2.2 Bylaws.
     The Bylaws of the Company shall be amended and restated at and as of the Effective Time to read in their entirety to conform with the Bylaws of Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the Bylaws of the Surviving Corporation until duly amended or repealed.
   2.3 Directors and Officers.
     The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective

Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.
ARTICLE 3
MANNER OF CONVERTING SHARES
   3.1 Conversion.
     Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Sub or the stockholders or members of any of the foregoing, the shares of the constituent corporations shall be converted as follows:
     (a) Each share of Sub common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.
     (b) Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity other than in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by stockholders who perfect their statutory dissenters’ rights as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive from Parent a cash payment without interest in the amount of $6.50 (the “Common Stock Consideration”).
     (c) Each share of Company Preferred Stock (excluding shares held by any Company Entity or any Parent Entity other than in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by stockholders who perfect their statutory dissenters’ rights as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive from Parent a cash payment without interest in the amount of $6.50 (the “Preferred Stock Consideration”, and together with the Common Stock Consideration collectively, the “Merger Consideration”).
   3.2 Shares Held by Company or Parent.
     Each of the shares of Company Stock held by any Company Entity or by any Parent Entity (other than in a fiduciary capacity or as a result of debts previously contracted) shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
   3.3 Dissenting Stockholders.
     (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock held by any holder of shares of Company Stock who has not voted in favor of the Merger and who has properly perfected such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time, a dissenting stockholder of Company fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, shares held by such holder shall be deemed to have been converted at the Effective Time into the Merger Consideration, and Parent shall issue and deliver the Merger Consideration upon surrender by such holder of the certificate or certificates representing the shares of Company Stock held by such holder.
     (b) Within three (3) days prior to the Effective Time, Company shall give Parent notice of any demands received by Company for appraisal of shares of Company Stock held by dissenting stockholders of Company. Prior to the Closing, Company shall control all negotiations and proceedings with respect to such demands and on and after the Closing, Parent shall exercise such control. After the Closing, Parent shall promptly pay to any dissenting stockholder any and all amounts due and owing to such holder as a result of any settlement or determination by the Court of Chancery of the State of Delaware with respect to such demands. Company shall comply with the notice provisions of Section 262 of the DGCL.
   3.4 Company Options.
     (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that each Company Option granted by the Company under the Company Stock Plans and outstanding at the Effective Time shall become fully vested and exercisable immediately prior to the Effective Time. Holders of the Company Options shall be given notice and the opportunity to exercise their Company Options (in accordance with the terms of the Company Stock Plans), effective immediately prior to the Effective Time and conditioned upon the consummation of the Merger, and thereby to receive the Merger Consideration for each share of Company Common Stock subject to such exercised Company Options pursuant to Section 3.1(b), less applicable withholding taxes, if any, required to be withheld with respect to such payment in accordance with Section 4.1(d) of this Agreement.
     (b) As of the Effective Time, each holder of a Company Option which is not exercised in accordance with Section 3.4(a) shall be entitled to receive, in exchange for the cancellation of such Company Option, an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment in accordance with Section 4.1(d) of this Agreement. No holder of a Company Option that has an exercise price per share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.
   3.5 Employee Stock Purchase Plan.
     Between the date of this Agreement and the Effective Time, the Company shall take all actions necessary to provide that immediately prior to the Effective Time, (i) the Company’s 1995 Employee Stock Purchase Plan (the “ESPP”), and all options or other rights to purchase shares of Company Common Stock under the ESPP, shall be terminated and (ii) the amount of all payroll deduction contributions then held in each participant’s plan account shall be returned to such participant, without interest.
   3.6 Adjustments.
     If, subject to Section 7.2, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
ARTICLE 4
EXCHANGE OF SHARES
   4.1 Exchange Procedures.
     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Company Stock in connection with the Merger (the “Paying Agent”). Immediately after the Effective Time, and concurrently with the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, for exchange in accordance with Articles 3 and 4, the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of Company Stock. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation.
     (b) Promptly after the Effective Time (and in any event within seven (7) business days thereafter), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of Company Stock (the “Certificates”) immediately prior to the Effective Time (and make customary arrangements for the prompt delivery to each such holder) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). The Certificate or Certificates so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Company Stock represented by Certificates that is not registered in the transfer records of Company, the Merger Consideration may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the aggregate Merger Consideration.
     (c) After the Effective Time, each holder of shares of Company Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Paying Agent and shall promptly following surrender thereof receive in exchange therefor the Merger Consideration provided in Section 3.1. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 4.1. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration.
     (d) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Company stockholder such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.
     (e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 4.1(a) that remains unclaimed by the holders of Company Stock six months after the Effective Time shall be returned to Parent, and any such holder who has not exchanged his Company Stock for the Merger Consideration in accordance with this Section 4.1 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Company Stock without any interest thereon.

Notwithstanding the foregoing, none of the Surviving Corporation, the Company, Parent or Paying Agent shall be liable to any holder of Company Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Company Stock seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
   4.2 Rights of Former Company Stockholders.
     At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Stock immediately prior to the Effective Time and no transfer of Company Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 3.1 in exchange therefor.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as set forth in the Company Disclosure Memorandum delivered by the Company to Parent prior to the execution of this Agreement, Company represents and warrants to Parent and Sub that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5). The disclosure of any fact or item in any section of the Company Disclosure Memorandum shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent.
   5.1 Organization, Standing, and Power.
     Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Company is duly qualified to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company minute book or copies of minutes of the Board of Directors (including any committees of the Board of Directors) and the Company’s stockholders have been provided to Parent for its review and are correct and complete in all material respects as in effect as of the date of this Agreement, and except as set forth in Section 5.1 of the Company Disclosure Memorandum, accurately reflect in all material respects all proceedings of the Board of Directors (including any committees of the Board of Directors) and the Company’s stockholders.
   5.2 Authority of Company; No Breach By Agreement.
     (a) Company has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by Company’s stockholders in accordance with this Agreement and Delaware law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Company’s Board of Directors, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Company’s stockholders. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Company. This Agreement represents a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions (x) and (y) are hereinafter referred to as the “Enforceability Exceptions.” No class of capital stock of Company has a separate class vote with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.
     (b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Company’s Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) except as disclosed in Section 5.2 of the Company Disclosure Memorandum, constitute or result in a default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any material Contract or material Permit of any Company Entity or, (iii) constitute or result in a default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets.
     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than any Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority by any Company Entity is necessary for the consummation by Company of the Merger and the other transactions contemplated in this Agreement.
   5.3 Capital Stock.
     (a) The authorized capital stock of Company consists of (i) 12,000,000 shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), of which 5,126,688 shares are issued and outstanding as of the date of this Agreement and 350,586 shares are issuable (and such number is reserved for issuance) upon exercise of Company Options outstanding as of the date of this Agreement and (ii) 2,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”; and together with Company’s Common Stock, the “Company Stock”), of which 1,836 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Company are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive rights of the current or past shareholders of Company.
     (b) Except for Company Options to acquire not more than 350,586 shares of Company Common Stock and except as set forth in Section 5.3(a), there are no shares of capital stock or other equity securities of Company outstanding and no outstanding Equity Rights relating to the capital stock of Company. Except as set forth in Section 5.3(b) of the Company Disclosure Memorandum, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Rights in, the Company or any of the Company Subsidiaries. Except as set forth in Section 5.3(b) of the Company Disclosure Memorandum, the exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. Except as contemplated by Section 3.4 hereof or disclosed in Section 5.3(b) of the Company Disclosure Memorandum, none of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.
     (c) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan or similar plan or agreement.
   5.4 Company Subsidiaries.
     Company has disclosed in Section 5.4 of the Company Disclosure Memorandum each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. Except as set forth in Section 5.4 of the Company Disclosure Memorandum, no Company Entity holds any shares of capital stock or other equity securities or Equity Rights in any other Person. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. All of the shares of capital stock (or other equity interests) of each material Company Subsidiary held by a Company Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien. Each material Company Subsidiary is a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book and other organizational documents for each material Company Subsidiary have been made available to Parent for its review and are correct and complete in all material respects as in effect as of the date of this Agreement, and accurately reflect in all material respects all amendments thereto and all proceedings of the respective boards of directors and stockholders thereof. Except as set forth on Section 5.4 of the Company Disclosure Memorandum, there are no outstanding contractual obligations of Company or any of the Company Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company Subsidiaries or any other Person.
   5.5 SEC Documents; Financial Statements.
     (a) Except as set forth in Section 5.5(a) of the Company Disclosure Memorandum, Company has timely filed all SEC Documents required to be filed by the Company since January 1, 2004. Except as set forth in Section 5.5 of the Company Disclosure Memorandum, each such SEC Document (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Document or necessary in order to make the statements in such SEC Document, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any SEC Documents separately from the Company.
     (b) Except as set forth in Section 5.5(b) of the Company Disclosure Memorandum, each of the Company Financial Statements (including, in each case, any related notes) contained in the Company’s SEC Documents complied with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Company and Company Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
     (c) The Company has established, maintains, adheres to and enforces internal controls over financial reporting and disclosure controls and procedures (as defined in Rule 13a-15 and 15d-15 of the Exchange Act). Such controls and procedures are effective to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known, on a timely basis, to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Except as disclosed in Section 5.5(c) of the Company Disclosure Memorandum, neither the Company nor its independent auditors have identified (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. The Company is in compliance, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable Nasdaq rules and regulations.
   5.6 Absence of Undisclosed Liabilities.
     Except for (i) Liabilities which are disclosed and provided for in Company’s consolidated balance sheet as of March 31, 2007 included in the Company Financial Statements or reflected in the notes thereto (the “Company Balance Sheet”); or (ii) liabilities or obligations incurred in the Ordinary Course of Business since March 31, 2007 which do not, in the aggregate, increase the amount of such type of liabilities reflected on the Company Balance Sheet by more than the amounts set forth on Section 5.6 of the Company Disclosure Memorandum, no Company Entity has any material Liabilities. Except as disclosed in Section 5.6 of the Company Disclosure Memorandum, no Company Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $50,000.
   5.7 Absence of Certain Changes or Events.
     Except as permitted by this Agreement or consented to hereunder, since December 30, 2006, (i) the Company and the Company Subsidiaries have not incurred any Liability that is material to the Company and the Company Subsidiaries taken as a whole, except in the Ordinary Course of Business and which are not reasonably likely to have, individually or aggregate, a Company Material Adverse Effect; (ii) there has not been any event or occurrence which has had or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) the Company and the Company Subsidiaries have conducted their respective businesses in the Ordinary Course of Business; (iv) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of the Company Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of Subsidiaries; and (v) except as disclosed in Section 5.7 of the Company Disclosure Memorandum, there has not been any (A) grant of any severance or termination pay to any director or officer of the Company, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company, (C) increase in benefits payable under any existing severance or termination pay policies or (D) increase in compensation, bonus or other benefits payable to directors or officers of the Company.
   5.8 Tax Matters.
     (a) Except as set forth in Section 5.8(a) of the Company Disclosure Memorandum, all Company Entities have timely filed with the appropriate Taxing authorities or other Regulatory Authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Company Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Company Entities. No claim has ever been made by an authority in a jurisdiction where any Company Entity does not file a Tax Return that such Company Entity may be subject to Taxes by that jurisdiction.

     (b) Except as set forth in Section 5.8(b) of the Company Disclosure Memorandum, none of the Company Entities has received any notice of assessment or proposed assessment in connection with any Taxes and, there are no pending or, to the Knowledge of the Company, threatened, disputes, claims, audits or examinations regarding any Taxes of any Company Entity or the assets of any Company Entity. None of the Company Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
     (c) Except as set forth in Section 5.8(c) of the Company Disclosure Memorandum, each Company Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.
     (d) The unpaid Taxes of each Company Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Company Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company Entities in filing their Tax Returns.
     (e) Except as set forth in Section 5.8(e) of the Company Disclosure Memorandum, none of the Company Entities is a party to any Tax allocation or sharing agreement or other similar Contract and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Company is parent), or as a transferee or successor, by contract or otherwise.
     (f) During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.
     (g) None of the Company Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. None of the Company Entities is or has been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). None of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

     (h) Except as set forth in Section 5.8(h) of the Company Disclosure Memorandum, each of the Company Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.
     (i) Except as set forth in Section 5.8(i) of the Company Disclosure Memorandum, each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the final regulations and other Department of Treasury interpretive guidance issued thereunder) of the Company Common Stock underlying such Company Stock Option on the grant date.
   5.9 Assets.
     (a) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, the Company Entities have good, valid and marketable title, free and clear of all Liens, to (or in the case of leased Assets, valid leasehold interests in) all of the Assets set forth in the Company Balance Sheet, included in the Company’s Financial Statements (other than those Assets disposed of by the Company in the Ordinary Course of Business since such time). All tangible properties used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business.
     (b) Section 5.9(b) of the Company Disclosure Memorandum sets forth a complete list of all real property owned or leased by the Company Entities, including all improvements thereon (“Company Real Property”). The Company Real Property includes all real property presently used in the operation of the businesses of the Company Entities or necessary for the operation of the businesses of the Company Entities. The Company Entities have obtained all material licenses, permits, easements, and rights-of-way, including proof of dedication, required from all Regulatory Authorities having jurisdiction over the Company Real Property or from private parties to permit the present use of the Company Real Property and to ensure vehicular and pedestrian ingress and egress to the Company Real Property from public roads at all access points currently being used. To the best of Company’s Knowledge, the Company Entities are not in default under any easements or other recorded restrictive covenant affecting the Company Real Property. The Company has no Knowledge of, and has not received any written notice from, any party alleging that the Company Real Property or its current uses are in violation of any Law asserting jurisdiction over the Company Real Property, which violations, if any, have not heretofore been corrected in all material respects.
     (c) Except as set forth in Section 5.9(c) of the Company Disclosure Memorandum, all Assets which are material to Company’s business on a consolidated basis, held under leases or subleases by any of the Company Entities, are held under valid

Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.
     (d) The Company Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Company Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 5.9(d) of the Company Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance, or otherwise, and no notices of claims in excess of such amounts have been given by any Company Entity under such policies.
     (e) The Assets of the Company Entities include all Assets required to operate the business of the Company Entities as presently conducted.
   5.10 Intellectual Property.
     Section 5.10 of the Company Disclosure Memorandum lists (i) all registered Intellectual Property owned by the Company Entity; and (ii) all other Intellectual Property owned or licensed by the Company and material to the conduct of the business of the Company (collectively “Material Intellectual Property”). Each Company Entity owns or has a license to use all of the Material Intellectual Property used by such Company Entity in the course of its business, including sufficient rights in each copy possessed by each Company Entity. Each Company Entity is the owner of or has a license, with the right to sublicense, to any Material Intellectual Property sold or licensed to a third party by such Company Entity in connection with such Company Entity’s business operations, and such Company Entity has the right to convey by sale or license any Material Intellectual Property so conveyed. No Lien exists against any Material Intellectual Property, other than licenses granted by the Company to its franchisees. No Company Entity is in default under any of its Material Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Company threatened, which challenge the rights of any Company Entity with respect to Material Intellectual Property used, sold or licensed by such Company Entity in the course of its business, nor has any person claimed or alleged any rights to such Material Intellectual Property. To the Knowledge of Company, the conduct of the business of the Company Entities does not infringe any Material Intellectual Property of any other person. No Company Entity is obligated to pay any recurring royalties to any Person with respect to any Material Intellectual Property. To the Knowledge of Company, no officer, director or employee of any Company Entity is party to any Contract with any Person other than a Company Entity which requires such officer, director or employee to assign any interest in any Material Intellectual Property to any Person other than a Company Entity or to keep confidential any trade secrets, proprietary data, customer information or other business information of any Person other than a Company Entity. Except as disclosed in Section 5.10 of the Company Disclosure Memorandum, no officer, director or employee of any Company Entity is a party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Company

Entity. Except as set forth in Section 5.10 of the Company Disclosure Memorandum, the Company Entities have taken all commercially reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Material Intellectual Property, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall materially adversely affect any of the Company Entities’ rights with respect to such Material Intellectual Property.
   5.11 Environmental Matters.
     (a) Each Company Entity is and has been, in compliance, in all material respects, with all Environmental Laws.
     (b) There is no Litigation pending or, to Company’s Knowledge, threatened before any Regulatory Authority or other forum in which any Company Entity has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Company Entity, nor to the Company’s Knowledge is there any reasonable basis for any Litigation of a type described in this sentence.
     (c) During the period of any Company Entity’s ownership or operation of any of their respective current properties, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Except as set forth in Section 5.11 of the Company Disclosure Memorandum, prior to the period of any Company Entity’s ownership or operation of any of their respective current properties, to the Knowledge of Company, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such properties.
   5.12 Compliance with Laws.
     Each Company Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted. All such Permits are valid and in full force and effect and there has occurred no default under any such Permit. Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, none of the Company Entities:
     (a) is in default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);
     (b) is in material default under any Laws, Orders, or Permits applicable to it or its material Assets, its business or its employees conducting its business; or
     (c) since January 1, 2004, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Company Entity is not, or may not be, in compliance with any Laws or Orders, (ii) threatening to revoke any Permits, (iii) requiring any Company Entity to enter into or Consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices; or (iv) scheduling, commencing or stating an intention to commence any audit, compliance review or other similar proceeding.
   5.13 Labor Relations.
     (a) Except as disclosed in Section 5.16 of the Company Disclosure Memorandum, the Company Entities are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, worker’ compensation, occupational safety, plant closings, wages and hours and immigration. There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or, to the Company’s Knowledge, threatened, and there have been no such actions or disputes in the past five years. To the Knowledge of Company, in the past five years, there has not been any attempt by any Company Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity. Except as disclosed in Section 5.13(a) of the Company Disclosure Memorandum, the employment of each employee of each Company Entity is terminable at will by the relevant Company Entity without any material penalty, liability or severance obligation incurred by any Company Entity and no Company Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any change of control payments or severance obligations (other than any amounts incurred for any wages, bonuses, vacation pay, sick leave or contract notice periods incurred in the Ordinary Course of Business).
     (b) All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the states in which the employees are employed.
   5.14 Employee Benefit Plans.
     (a) Company has disclosed in Section 5.14(a) of the Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Company Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i)

above (e.g., former Employee Benefit Plans) but for which the Company Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Company Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Company ERISA Plan.” Each Company ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “Company Pension Plan.”
     (b) Company has delivered to Parent prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.
     (c) Except as disclosed in Section 5.14(c) of the Company Disclosure Memorandum, each Company Benefit Plan is in material compliance with the terms of such Company Benefit Plan, in material compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Company ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Company ERISA Plan as amended and as administered. Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Company has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Company Benefit Plan with applicable Laws. No Company Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.
     (d) Except as disclosed in Section 5.14(d) of the Company Disclosure Memorandum, there has been no written, or to the Knowledge of the Company, oral representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Company nor to the Knowledge of the Company any administrator or fiduciary of any Company Benefit Plan (or any agent of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Company, the Surviving Corporation or

Parent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved known claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the Ordinary Course of Business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Company Benefit Plan.
     (e) Except as disclosed in Section 5.14(e) of the Company Disclosure Memorandum, all Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Company Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.
     (f) Except as disclosed in Section 5.14(f) of the Company Disclosure Memorandum, no Company Entity has any Liability for retiree health and life benefits under any of the Company Benefit Plans and there are no restrictions on the rights of such Company Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B or similar state law.
     (g) Except as disclosed in Section 5.14(g) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (h) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.
     (i) On or after September 26, 1980, neither the Company nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). No “party in interest” (as defined in ERISA Section 3(14) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

     (j) The Company and its ERISA Affiliates do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j), (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)). The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA.
     (k) Except as set forth in Section 5.14(k) of the Company disclosure Memorandum, all individuals participating in (or eligible to participate in) any Company Benefit Plan are common law employees of the Company or its ERISA Affiliates.
   5.15 Material Contracts.
     Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, none of the Company Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract; (ii) any Contract relating to the Indebtedness of any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the Ordinary Course of Business which do not exceed $75,000); (iii) any Contract involving aggregate payments or expenditures after the date hereof in excess of $75,000 or annual payments or expenditures in excess of $100,000; (iv) any Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (v) any Contract involving Intellectual Property (other than commercially available “off the shelf” software licenses); (vi) any Contract relating to the purchase or sale of any goods or services or real property (other than Contracts entered into in the Ordinary Course of Business and involving payments under any individual Contract not in excess of $75,000); (vii) any Contract under which any Company Entity has licensed to another Person any Company Software or other Intellectual Property owned by the Company for nominal license fees or under which Company has agreed to most-favored-nations or other pricing protection; (viii) any other Contract or amendment thereto that (A) is otherwise material to the Company or the Assets, business, operations, employees or financial condition of any Company Entity or (B) could prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; and (ix) any other contract or amendment thereto that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such Contracts described in clauses (i) through (ix) together with all Contracts referred to in Sections 5.10 and 5.14(a), collectively the “Company Contracts”). With respect to each Company Contract: (A) the Contract is in full force and effect; (B) no Company Entity is in default thereunder; (C) no Company Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Company, in default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 5.15 of the Company Disclosure Memorandum, all of the Indebtedness of any Company Entity is prepayable at any time by such Company Entity without penalty or premium.
   5.16 Legal Proceedings.
     Except as set forth in Section 5.16 of the Company Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Company Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Company Entity or other Affiliate of any Company Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Company Entity or any of their respective directors, officers, employees (in their capacities as such), Employee Benefit Plans or Affiliates.
   5.17 Franchises.
     (a) Company has provided or made available to Parent prior to the date of this Agreement, true and correct copies of all Franchise Agreements in effect as of the date hereof for the “Back Yard Burgers” brand (the “Brand”), a complete and accurate list of which is shown in Section 5.17(a) of the Company Disclosure Memorandum. The Company Entities have had, at all relevant times, the corporate power and authority and legal right to enter into and carry out the terms of each Franchise Agreement. The Company’s past and present Franchise Agreements (i) materially comply with all Law, (ii) do not obligate any Company Entity to buy or otherwise acquire the stock, assets or contractual rights of any franchisee, (iii) do not impose on any Company Entity an obligation to guarantee any franchisee’s lease obligations, third party financing obligations or any other material obligations to third parties, and (iv) impose on franchisees an obligation to comply with all Law. There are no outstanding options or rights for any Person to enter into or acquire any Franchise Agreement. Except as set forth in Section 5.17(a) of the Company Disclosure Memorandum, no Company Entity has granted any subfranchising or developmental rights to the Brand which remain in force. All of Company’s Franchise Agreements are valid, binding and enforceable against each franchisee thereunder subject to any franchisee’s bankruptcy, insolvency, receivership or similar proceeding under state or federal law; there are no existing defaults by any Company Entity thereunder; and no event has occurred which (with notice, or lapse of time, or both) would constitute a default by any Company Entity thereunder or which would permit any franchisee to terminate its Franchise Agreement, or that would otherwise, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There have been no fees received by any Company Entity pursuant to a Franchise Agreement that are currently, or which with the execution of this Agreement, the consummation of the transactions contemplated hereby, the passage of time, or the giving of notice, or both, would be subject to a claim for refund by a franchisee. Section 5.17(a) of the Company Disclosure Memorandum specifies each franchisee that, to the Knowledge of Company, (i) is in default under a Franchise Agreement; (ii) has received notice from Company during the past 12 months that such franchisee is or was in default under such Franchise Agreement; or (iii) is the subject of a case under the U.S. Bankruptcy Code or any other bankruptcy, insolvency, receivership or similar case or proceeding under state or federal law. Each Franchise Agreement complies in all material respects with all domestic laws (and rules or regulations thereunder) and all orders, consents or decrees from any Regulatory Authority. Each Franchise Agreement entered into is substantially similar to the form of Franchise Agreement incorporated into the UFOC that was issued to the franchisee contemporaneously with the sale of the franchise by Company to the franchisee. Except as set forth in Section 5.17(a) of the Company Disclosure Memorandum, no Franchise Agreement has, to the Knowledge of Company, been subordinated, rescinded, or terminated prior to its stated expiration date without being reinstated within 90 days of such subordination, rescission or termination; no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect; no basis for any demand of rescission, set-off, credit, reduction in payment required to be made pursuant to the terms of any Franchise Agreement, counterclaim or defense exists or has been asserted or, to Company’s Knowledge, threatened with respect to any Franchise Agreement; no notices of default have been issued by any Company Entity with respect to any Franchise Agreement for default which have not been cured, and no Company Entity has waived any default by a franchisee which would materially and adversely affect any Franchise Agreement. All offers and sales of Franchise Agreements, and terminations or non-renewals of Franchise Agreements have complied in all material respects with applicable law and the terms of the respective Franchise Agreements.
     (b) The Company Entities have prepared and maintained each of their previous and current Uniform Franchise Offering Circulars and/or franchise disclosure documents (collectively, “UFOCs”) for the Brand in an accurate and correct manner and in accordance with applicable Law, have filed their UFOCs in all states or other jurisdictions in which the Company Entities offered or sold franchises which required registration and approval prior to offers or sales of franchises in such states or other jurisdictions and have not failed to file any required amendments, or renewals on a timely and accurate basis. All of the franchises underlying the Company’s Franchise Agreements, past and present, have been sold in material compliance with applicable Law, including, but not limited to, franchise disclosure and registration requirements. There were no material misrepresentations or material omissions of information in the UFOCs, and the UFOCs include all material documents, including, but not limited to, audited financial statements for the Company, required by applicable Law to be provided to prospective franchisees. Company has provided or made available to Parent prior to the date hereof, copies of all material correspondence since January 1, 2005 relating to the registration and renewals of the UFOCs in the applicable states or other jurisdictions. The respective officers and directors of each Company Entity, and to the Knowledge of the Company, the respective employees, agents and Representatives of each Company Entity have not furnished any materials or information which are in any way inconsistent with any “earnings claim” information set forth in Item 19 of the UFOCs, as that term is defined by federal and state franchising laws, or which would otherwise constitute an “earnings claim” as so defined.

     (c) Except as set forth in Section 5.17(c) of the Company Disclosure Memorandum, there are no other material Contracts or special arrangements with any franchisee other than as set forth in the respective Franchise Agreements or as disclosed in the UFOCs.
     (d) Except as set forth in Section 5.17(d) of the Company Disclosure Memorandum, the Company Entities have not maintained any advertising funds requiring any franchisee to make payments to any Company Entity or to an advertising fund for use in connection with national or regional advertising, and the Company has not required any franchisee to participate in any national, regional, or local advertising cooperatives (collectively, “Funds”). The Company Entities have at all times complied in all material respects with all agreements governing the Funds. The only covenants or agreements governing the Funds are contained in the Franchise Agreements or as disclosed in the UFOCs. The Funds and all monies paid thereto have been collected, accounted for, allocated and used in accordance with the Franchise Agreements or as disclosed in the UFOCs. Company has provided Parent with all copies of documents pertaining to the Funds as well as all documents relating to any Franchisee Advisory Councils, any local advertising cooperatives, franchisee associations, or related organizations affecting the Brand. To the Company’s Knowledge, there are no allegations that any of the expenditures from the Funds have been used for or applied to anything other than as expressly permitted by the terms and conditions of each Franchise Agreement or were otherwise improperly collected, accounted for, maintained, used or applied. To the Company’s Knowledge, no franchise association (either independent or Company sponsored) is currently in place. The organization of a franchise association is not currently contemplated by the Company, nor, to the Company’s Knowledge, any franchisee.
     (e) Section 5.17(e) of the Company Disclosure Memorandum contains a description of any Contact or arrangement under which any Company Entity receives rebates, discounts or other remuneration from suppliers of goods or services to its franchisees. Each Company Entity has complied in all material respects with all legal and contractual obligations governing such Company Entity’s receipt and disclosure of such rebates, discounts or other remuneration from such suppliers. No Company Entity is a guarantor or otherwise a party to any agreement pursuant to which it agreed to become directly or contingently liable for any obligation of any franchisee.
     (f) Company has maintained, and will transfer to Parent as part of the transactions contemplated herein, all files, books and records relating to Company’s Franchise Agreements and franchise system which are sufficiently complete and accurate in all material respects.
     (g) There are no written or oral agreements or arrangements with independent sales representatives, contractors, brokers or consultants under which any Company Entity has authorized any person to sell or promote franchises on behalf of any Company Entity or agreed to rebate or share amounts receivable under any Franchise Agreement.

     (h) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein, including the Merger, would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.
     (i) Except as set forth in Section 5.17(i) of the Company Disclosure Memorandum, there is no action, proceeding, or investigation pending, or to the Knowledge of Company, threatened against or involving any Company Entity with respect to any of its franchisees, and to Company’s Knowledge, there is no basis for any such action, proceeding or investigation. To the Company’s Knowledge, there is no claim, action, suit, litigation, proceeding or arbitration either pending or threatened against any franchisee which is reasonably likely to require or cause any Company Entity to be joined as a party thereto or which otherwise is reasonably likely to have a Company Material Adverse Effect. The Company has not received notice of any threatened administrative, criminal or material civil action against it or any persons disclosed in Item 2 of the Company’s most recent applicable UFOCs where such threatened administrative, criminal or material civil action alleges a violation of a foreign or United States franchise Law, antitrust Law, securities Law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the Company’s business which are significant in the context of the number of franchisees and the size, nature, or financial condition of the franchise system or its business operations.
     (j) Except as set forth in Section 5.17(j) of the Company Disclosure Memorandum, within the past three (3) years, no franchisee of Company has, as of the dates indicated in Section 5.17(j) of the Company Disclosure Memorandum, (i) made a royalty payment or other payment owed to the Company or, to the Company’s actual knowledge without further inquiry, to the landlord or any supplier of any goods or services for its franchise, more than thirteen (13) days after such payment became due, (ii) defaulted in any payment obligation to Company, whether or not Company waived such default or (iii) paid royalty payments or other payments owed to Company late, in installments or otherwise on a schedule other than set forth in the franchisee’s Franchise Agreement. Company has provided to Parent correct and complete copies of the most recent financial reports submitted by each of Company’s franchisees to Company. To the Company’s actual knowledge without further inquiry, the financial condition of the franchisees reflected on the financial reports described in the preceding sentence is accurate in all material respects.
   5.18 Proxy Statement.
     The Company’s Proxy Statement to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.18 will not apply to statements included in, or omissions from, the Proxy Statement based upon information furnished to the Company by Parent for use therein.
   5.19 State Takeover Laws.
     Company has taken all necessary action to except the transactions contemplated by this Agreement, including without limitation, the Merger, the Voting Agreements and other agreements and documents entered into by Company and its directors, officers and stockholders in connection with this Agreement and the Merger, from any applicable “moratorium,” “fair price,” “business combination,” “control share” or other anti-takeover Law, including Section 203 of the DGCL.
   5.20 Charter Provisions.
     Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.
   5.21 Opinion of Financial Advisor.
     Morgan Keegan & Company, Inc. (the “Company Financial Advisor”) has delivered to Company’s Board of Directors its written opinion that the Merger Consideration is fair, from a financial point of view, to the stockholders of Company (other than Parent, Sub and their respective affiliates). Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Proxy Statement.
   5.22 Board Recommendation.
     The Board of Directors of Company, at a meeting duly called and held, has unanimously resolved to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, and has recommended that Company’s stockholders approve and adopt this Agreement.
   5.23 Brokers.
     Except for the Company Financial Advisor, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Company Entity who might be entitled to any fee or commission from the Company, Parent, Sub or the Surviving Corporation or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

   5.24 Transactions with Insiders.
     Except as set forth in Section 5.24 of the Company Disclosure Memorandum, no director, officer, employee or 5% or greater stockholder of any Company Entity nor any member of any such officer’s, director’s, employee’s or stockholder’s immediate family is a party to any Contract or other arrangement (verbal or written) with any Company Entity or any Affiliate of any Company Entity or (b) has, or will have as a result of the transactions contemplated in this Agreement, any claim, right or cause of action against any Company Entity for any Indebtedness, Liability or Loss.
   5.25 No Other Representations.
     Except as expressly set forth in this Agreement, the Company makes no representations or warranties to Parent or Sub. Further, the Company acknowledges that neither Parent nor Sub makes or has made any representation or warranty to the Company, except as expressly set forth in this Agreement.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent hereby represents and warrants to Company as follows:
   6.1 Organization, Standing, and Power.
     Parent is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Sub has all power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Parent and Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.
   6.2 Authority; No Breach By Agreement.
     (a) Each of Parent and Sub has all power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary action in respect thereof on the part of Parent and Sub. When executed and delivered by all parties hereto, this Agreement will represent a legal, valid, and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as the same may be limited by the Enforceability Exceptions.
     (b) The execution and delivery by Parent and Sub of this Agreement do not, and the consummation of the transactions contemplated hereby by Parent and Sub will not, (i) violate or conflict with the Certificate of Formation and the Second Amended and Restated Operating Agreement of Parent, or the Certificate of Incorporation or Bylaws of Sub, (ii) constitute a breach or default of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, any agreement, understanding or undertaking to which Parent or Sub or any of their Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, or (iii) subject to obtaining the approvals and making the filings described in Section 6.3 hereof, constitute a violation or breach of any provision of any Applicable Law, with such exceptions in the cases of subsections (ii) and (iii) as would not have a Parent Material Adverse Effect.
   6.3 Consents and Approvals.
     The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby by Parent and Sub require no consent, approval, authorization or permit of, or filing with or notification to, any Regulatory Authority, except (i) compliance with any applicable requirements of the Exchange Act and any other applicable securities laws, whether federal, state or foreign, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.
   6.4 Legal Proceedings.
     There is no suit, action, proceeding or investigation pending against or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by this Agreement.
   6.5 Proxy Statement.
     None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
   6.6 Brokers.
     There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Sub who might be entitled to any fee or commission from Parent, Sub or the Company or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

   6.7 Financing.
     (a) Parent and Sub have received (i) a commitment letter from Regions Bank (“Senior Lender”) dated June 6, 2007 (the “Senior Lender Commitment Letter”) and (ii) a commitment letter from Harbert Mezzanine Partners II, L.P. (“Junior Lender”) dated June 7, 2007 (the “Junior Lender Commitment Letter”; the Junior Lender Commitment Letter together with the Senior Lender Commitment Letter, the “Commitment Letters”; the Senior Lender, together with the Junior Lender, the “Lenders”), each relating to the several commitments of the Lenders to provide the debt and, in the case of the Junior Lender, equity financing required to consummate the Merger on the terms contemplated by this Agreement (the “Financing”). The Second Amended and Restated Operating Agreement of Parent, a correct and complete copy of which has been provided to the Company, provides for equity capital contributions and commitments by the members of Parent which, together with the proceeds of the Financing, will provide Parent with adequate equity and debt financing to consummate the Merger and satisfy its obligations under this Agreement regarding the payment of money.
     (b) As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect and no event within the direct control of Parent or Sub has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of Parent or Sub under the terms and conditions of the Commitment Letters, other than any such default or breach that has been waived by the Lenders or otherwise cured in a timely manner by Parent or Sub to the satisfaction of the Lenders or which is not reasonably likely to result in a Parent Material Adverse Effect.
   6.8 Solvency.
     Assuming that the statements in the following clauses (a) through (d) are true and correct with respect to the Company and the Company Subsidiaries, on a consolidated basis, immediately prior to the Effective Time without reference to the transactions contemplated hereby and the indebtedness to be incurred in connection therewith or the manner in which Parent and Sub propose to conduct the business of the Surviving Corporation and its subsidiaries after the Effective Time, immediately after the Effective Time: (a) the fair value of the assets of the Surviving Corporation and its subsidiaries, on a consolidated basis, shall exceed the amount of all liabilities of the Surviving Corporation and its subsidiaries, on a consolidated basis, contingent or otherwise, (b) the present fair saleable value of the assets of the Surviving Corporation and its subsidiaries, on a consolidated basis, shall be greater than the amount that shall be required to pay the probable liability of the Surviving Corporation and its subsidiaries, on a consolidated basis, on their debts and other liabilities as such debts and other liabilities become absolute and matured, (c) the Surviving Corporation and its subsidiaries, on a consolidated basis, shall not have an unreasonably small amount of capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Time and (d) the Surviving Corporation and its subsidiaries, on a consolidated basis, shall be able to pay their debts and other liabilities as such debts and other liabilities become absolute and matured.

   6.9 No Other Representations.
     Except as expressly set forth in this Agreement, Parent and Sub make no representations or warranties to the Company. Further, Parent acknowledges that the Company does not make and has not made any representation or warranty to Parent or Sub, except as set forth in this Agreement.
ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION
   7.1 Affirmative Covenants of Company.
     From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or required by applicable Law, Company shall, and shall cause each of the Company Subsidiaries to, (A) operate its business, in all material respects, only in the usual, regular, and Ordinary Course of Business, and (B) use all commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (C) take no action which would (1) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or Section 9.2(f), or (2) adversely affect the ability of any Party to perform its material covenants and agreements under this Agreement. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver the notice described in Section 5.6 of the Company Disclosure Memorandum.
   7.2 Negative Covenants of Company.
     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or as required by applicable Law, Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:
     (a) amend the Articles/Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity;
     (b) other than (i) trade payables and receivables in the Ordinary Course of Business, (ii) accounts payable relating to fees and expenses of Company’s legal counsel and other advisors relating to Company’s review of its historical stock option granting practices as described in Company’s Annual Report on Form 10-K as filed with the SEC for the fiscal year ended December 30, 2006, which in the aggregate do not exceed $415,000 as of the date of this Agreement, or (iii) accounts payable relating to expenses of Company, including but not limited to fees and expenses of the Company Financial Advisor, legal counsel and other advisors of Company, in connection with the transactions contemplated by this Agreement, which in the aggregate are not expected to exceed $500,000, incur any additional Indebtedness in excess of an aggregate of

$100,000 (for the Company Entities on a consolidated basis), or impose, or suffer the imposition, on any Asset of any Company Entity (or Asset used primarily in the business of the Company Entities) of any material Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum);
     (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock (or other equity securities) of any Company Entity, or declare or pay any dividend or make any other distribution in respect of Company’s capital stock (or other equity securities);
     (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any shares of capital stock (or other equity securities) of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;
     (e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company capital stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock (or other equity securities) of any Company Entity or (ii) any Asset of any Company Entity (or any other Asset used primarily in the business of the Company Entities), other than in the Ordinary Course of Business or with an aggregate value not to exceed $50,000;
     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of sixty (60) days or less, purchase any securities or make any investment, either by purchase of stock or other securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary disclosed in the Company Disclosure Memorandum, or otherwise acquire direct or indirect control over any Person;
     (g) grant any increase in compensation or benefits or advance money or make loans to the employees, officers or directors of any Company Entity, except as required by Law; pay any severance, change in control or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements or change in control agreements with directors, officers or other employees of any Company Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any Company Entity or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Company Stock Plan or authorize cash payments in exchange for any Equity Rights;
     (h) enter into or amend any employment Contract between any Company Entity and any Person having compensation thereunder in excess of $60,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services rendered prior to termination) at any time on or after the Effective Time;
     (i) adopt any new Employee Benefit Plan of any Company Entity or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice;
     (j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;
     (k) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Company Entity for material money damages or restrictions upon the operations of any Company Entity (other than any claim or action by the Company to enforce its rights under this Agreement);
     (l) enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims;
     (m) enter into any Contract or amend or modify any existing Contract with an Affiliate of any Company Entity, or engage in any new transaction with any Affiliate of a Company Entity;
     (n) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in excess of an aggregate of $100,000 for any given calendar month;
     (o) make any material change in the lines of business in which Company participates or is engaged or, except with respect to the Option Agreement, dated April 15, 2005, as amended to date, set forth in Section 5.15 of the Company Disclosure Memorandum, exercise any option to acquire any Real Property;
     (p) enter into any material partnership arrangements, Franchise Agreements, joint development agreements or strategic alliances;
     (q) transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to its Intellectual Property (including the Company Software), or enter into grants to transfer or license to any Person future Intellectual Property rights, except in the usual, regular and Ordinary Course of Business;
     (r) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
     (s) hire any employee or engage any independent contractor with an annual compensation level in excess of $60,000;

     (t) permit any Company Entity to become a party to or remain a party to any Tax sharing agreement or similar Contract with respect to Taxes of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of which any Company Entity is a member, such that, after the Closing Date, any Company Entity will have an obligation for any past, present or future taxable period with respect to Taxes of any Person other than a Company Entity;
     (u) sell, transfer, dispose, abandon or otherwise encumber any material Intellectual Property of any Company Entity;
     (v) permit any loan or extension of credit from any Company Entity to any director or officer of any Company Entity to remain outstanding after the Closing Date to the extent that Parent would be prohibited from making such loan or extension of credit to such director or officer under Section 13(k) of the Exchange Act;
     (w) enter into any transaction or take any other action that would reasonably be expected to prevent or materially delay the completion of the Merger;
     (x) take or agree or commit to take any action that would reasonably be likely to result in any of the conditions set forth in Section 9.2 not being satisfied;
     (y) fail to timely file any SEC Document required to be filed by the Company; or
     (z) enter into, terminate (or consent to the termination of), renew, extend, amend, modify, alter or otherwise change any Franchise Agreement or any Contract with a supplier to the franchise system, or undertake the offer and/or sale of franchises anywhere or operate the Funds except in compliance with the Franchise Agreements and UFOCs, provided that the Company has properly amended its applicable UFOC in accordance with Applicable Law to disclose the transactions contemplated by this Agreement prior to any offer or sale of franchises.
   7.3 Adverse Changes in Condition.
     Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
   7.4 Conduct of Parent and Sub.
     Except as may be required by applicable Law or as may be consented to by Company, from the date hereof until the Effective Time:

     (a) Parent shall not, and shall not permit any of its Subsidiaries to, enter into any transaction or take any other action that would reasonably be expected to prevent or materially delay the completion of the Merger;
     (b) Parent will not, and will not permit any Subsidiary of Parent to, take or agree or commit to take any action that would reasonably be likely to result in any of the conditions set forth in Section 9.3 not being satisfied;
     (c) Parent will not, and will not permit any Subsidiary of Parent to, agree or commit to do any of the action described in clauses (a) and (b) above; and
     (d) Parent and Sub shall use their reasonable best efforts to obtain the proceeds of the Financing on substantially the terms and conditions described in the Commitment Letters or such other terms as would not negatively impact the Company or its shareholders, including using commercially reasonable efforts to (A) negotiate definitive agreements with respect to the Financing consistent with the terms and conditions contained therein and (B) satisfy on a timely basis all conditions in such definitive agreements the satisfaction of which are within the control of Parent or Sub. Parent and Sub shall use their commercially reasonable efforts to comply with their respective obligations, and enforce their respective rights, under the Commitment Letters. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination of the Commitment Letters. Upon request by Company from time to time, Parent shall inform the Company of the status of its efforts to obtain the proceeds of the Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy would be reasonably likely to result in a Parent Material Adverse Effect.
   7.5 Obligations of Sub.
     Parent shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
   7.6 Voting of Company Stock.
     Parent agrees to vote all Company Stock beneficially owned by it, and to cause all Company Stock beneficially owned by its Affiliates to be voted, in favor of adoption of this Agreement at the Company’s Stockholders’ Meeting.
   7.7 Director and Officer Liability.
     (a) From and after the Effective Time for a period of six (6) years, Parent shall cause the Surviving Corporation to honor and fulfill the obligations of the Company, for periods prior to and including the Effective Time, under (i) the indemnification agreements in effect on or immediately prior to the date hereof between the Company and its directors and officers as disclosed in Section 5.7 of the Company Disclosure Memorandum, and (ii) any indemnification, exculpation or advancement of expenses provisions included in the Company’s Certificate of Incorporation or Bylaws and applicable to the present and former directors and officers of the Company (“Company Indemnified Parties”). In addition, promptly (but in no event later than five (5) business days) following the Effective Time, Parent and the Surviving Corporation shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation for periods prior to and including the Effective Time that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of the Company on the date hereof, and, subject to Section 7.7(e) below, for a period of six (6) years following the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any material respect in a manner adverse to any Company Indemnified Parties, except as otherwise required by applicable Law.
     (b) From and after the Effective Time for a period of six (6) years, the Surviving Corporation shall cause to be maintained in effect a directors’ and officers’ and fiduciary liability insurance policy no less favorable to the insureds than the policy maintained by the Company as of the date hereof (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement) and covering each Company Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company (which annual premium is set forth in Section 7.7(b) of the Company Disclosure Memorandum) for such insurance (such 250% amount, the “Maximum Annual Premium”); and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, the Company shall use commercially reasonable efforts to purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, provided that the amount paid by the Company for such “tail” policy shall not exceed $100,000. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 7.7(a) for so long as such “tail” policy shall be maintained in full force and effect.
     (c) The obligations and liability of the Parent and the Surviving Corporation under this Section 7.7 shall be joint and several.
     (d) The rights of each Company Indemnified Party under this Section 7.7 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company Entities, or under the DGCL or any other applicable Law or under any indemnification agreement of any Company Indemnified Party with any

Company Entities so long as a copy of such agreement shall have been furnished to Parent prior to the date hereof. These rights shall survive the consummation of the Merger and are intended to benefit, and shall be enforceable by, each Company Indemnified Party.
     (e) In the event that the Surviving Corporation (or any of its successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its properties and Assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such Assets, as the case may be, shall assume the obligations set forth in this Section 7.7 subject to applicable Law, provided, however, such assumption of liability shall not require such other Person to amend its organizational documents.
ARTICLE 8
ADDITIONAL AGREEMENTS
   8.1 Proxy Statement; Stockholder Approval.
     (a) Company shall duly call, give notice of, convene and hold a Stockholders’ Meeting, to be held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting upon approval and adoption of this Agreement and the Merger (“Company Stockholder Approval”) and such other related matters as Company deems appropriate. The Proxy Statement shall include a statement to the effect that Company’s Board of Directors unanimously recommends that the stockholders of Company vote to adopt and approve this Agreement (the “Company Board Recommendation”) and, subject to Section 8.1(c), such Company Board Recommendation shall not be withdrawn, qualified or modified in any manner. Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Once the Stockholders’ Meeting has been called and noticed, Company shall not postpone or adjourn the Stockholders’ Meeting without the consent of Parent (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Company believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Company’s stockholders prior to the Stockholders’ Meeting). Company will use its reasonable best efforts to retain a proxy solicitor reasonably acceptable to Parent and on terms reasonably acceptable to the Company in connection with the Stockholder’s Meeting.
     (b) As soon as reasonably practicable after execution of this Agreement, and in any event within fifteen (15) days after the execution of this Agreement, Company shall prepare and file with the SEC a Proxy Statement and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail, as promptly as practicable, the Proxy Statement and all other proxy materials for such meeting to its stockholders. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company’s stockholders. Parent shall furnish to Company all information concerning Parent and Sub that Company may reasonably request in connection with such Proxy Statement. The Proxy Statement and all other documents that Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Laws and the rules and regulations thereunder.
     (c) The Company Board Recommendation may be withdrawn, qualified or modified by Company’s Board of Directors if and only if, prior to the Company Stockholder Approval, all of the following conditions are met: (i) Company receives an Acquisition Proposal from a third party; (ii) Company’s Board of Directors determines in good faith (based upon the advice of the Company Financial Advisor and the Company’s outside counsel) that such Acquisition Proposal constitutes a Superior Proposal and that the failure to withdraw, qualify or modify the Company Board Recommendation would be inconsistent with the Board of Directors’ fiduciary duties to Company’s stockholders under applicable Law; (iii) Company promptly provides Parent with written notice that Company has received such Superior Proposal setting forth the identity of the Person making such Superior Proposal and the material terms and conditions of such Superior Proposal and including a copy of the Superior Proposal and all related documentation; (iv) Company negotiates in good faith with Parent for a period of at least five (5) business days to revise the terms and conditions of this Agreement such that the Superior Proposal no longer constitutes a Superior Proposal; and (v) neither Company nor any of its Company Subsidiaries, Affiliates or Representatives have violated any provisions of Section 8.2.
     (d) Notwithstanding anything to the contrary in this Agreement and unless this Agreement is terminated in accordance with its terms, the obligation of Company to call, give notice of, convene and hold a Stockholders’ Meeting under Section 8.1(a) and to submit this Agreement for adoption by Company’s stockholders shall not be waived, limited or otherwise modified or affected in any way by the commencement, disclosure, announcement or submission of any Acquisition Proposal (including a Superior Proposal) or by the withdrawal, qualification or modification of the Company Board Recommendation, and Company shall not submit any Acquisition Proposal (other than this Agreement) to the vote of Company’s stockholders or recommend any such Acquisition Proposal for adoption by Company’s stockholders.
   8.2 Acquisition Proposals.
     (a) No Company Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes (or may reasonably be expected to lead to) an Acquisition Proposal, (iii) subject to Section 8.1(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, prior to the Company Stockholder Approval, this Section 8.2(a) shall not prohibit Company from furnishing nonpublic information regarding any Company Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn), but only if (A) no Company Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 8.2; (B) Company’s Board of Directors determines in good faith (based upon the advice of the Company Financial Advisor and the Company’s outside legal counsel) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties to Company’s stockholders under applicable Laws; (C) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Company gives Parent written notice of the identity of such Person or Group and of Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group; (D) Company receives from such Person or Group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such Person or Group by or on behalf of Company and in any event is no less favorable to the Company than the Confidentiality Agreement, dated September 1, 2006, between Company and Parent (the “Confidentiality Agreement”); and (E) at or prior to the time of furnishing such nonpublic information to such Person or Group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). In addition to the foregoing, Company shall provide Parent with at least two (2) business days prior written notice of any meeting of Company’s Board of Directors at which meeting the Board of Directors is reasonably expected to consider a Superior Proposal or resolve to recommend a Superior Proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that Company hereby agrees promptly to provide to Parent any revised documentation and any related Acquisition Agreement.
     (b) Company shall notify Parent as promptly as practicable (and in any event within one (1) business day) of the receipt by Company, or any of its Representatives, of any Acquisition Proposal received by Company or of any request for nonpublic information, indication of interest or other inquiry received by Company, which Company reasonably believes could lead to an Acquisition Proposal, and shall provide Parent with the material terms and conditions of such request or Acquisition Proposal and the identity of the Person or Group making any such request or Acquisition Proposal (including a copy of such request or Acquisition Proposal). Company shall at all times keep Parent fully informed of the status of such Acquisition Proposal, inquiry, indication of interest or request for information and of all amendments or modifications to any such Acquisition Proposal, inquiry, indication of interest or request for information.

     (c) Company shall immediately cease, and shall cause its Affiliates, Company Subsidiaries and Representatives to cease, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to (or which could reasonably lead to) any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal (regardless of whether entered into before or after date hereof); provided that Company may inform such Persons that this Agreement has been entered into.
     (d) Nothing in this Agreement shall be deemed to restrict Company from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act or the rules of the Nasdaq Stock Market, Inc. or responding to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of this Section 8.2.
     (e) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2, by any Company Entity or any Affiliate or Representative of any Company Entity shall be deemed to be a breach of this Section 8.2 by Company.
   8.3 Consents of Regulatory Authorities.
     The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
   8.4 Agreement as to Efforts to Consummate.
     Subject to the terms and conditions of this Agreement (including Section 9.2(i)), each Party agrees to use, and to cause its respective Subsidiaries and Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Company shall assist Parent and Sub in their efforts to obtain and consummate the Financing, including, without limitation, by providing information and diligence materials relating to the Financing and Company’s business and assets and by making its officers and advisors from time to time available to Parent, Sub, and the Lenders (and their respective agents and Representatives) to discuss the same; provided however, that the Company shall not be obligated to pay or reimburse Parent or Sub for any costs or expenses associated with any surveys, commitments, appraisals, reports or other studies in connection with the Financing, nor for the remediation of any physical properties included in such surveys, commitments, appraisals, reports or other studies.
   8.5 Investigation and Confidentiality.
     From the date hereof until the Effective Time and subject to applicable Law, Company will use its commercially reasonable efforts to keep Parent advised of all material developments relevant to Company’s business and, subject to the provisions of this Agreement, to consummation of the Merger. Company shall give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access, during regular business hours and upon reasonable notice, at Parent’s expense, to the offices, properties, books and records of the Company Entities and will furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of Company. No investigation by Parent shall affect the ability of Parent to rely on the representations and warranties of Company. No access to or disclosure of information shall be required to the extent such access or disclosure would jeopardize the work product privilege or the attorney-client privilege of the Company Entities or violate any binding agreement entered into prior to the date of this Agreement. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the Company Entities. All such access and information obtained by Parent and its authorized Representatives shall be subject to the terms and conditions of the Confidentiality Agreement. No representation as to the accuracy of any information that may be provided pursuant to this Section 8.6 is made, and Parent may not rely on the accuracy of any such information other than as expressly set forth in the representations and warranties in Article 5. No information obtained in any investigation pursuant to this Section 8.6 shall be deemed to modify any representation or warranty in Article 5.
   8.6 Press Releases.
     Prior to the Effective Time, Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

   8.7 Employee Matters.
     (a) Except for the officers of the Company to be replaced pursuant to Section 2.3, each individual who was employed by any Company Entity immediately prior to the Effective Time will continue to be an employee of the Surviving Corporation or such Company Entity immediately after the Effective Time (each, a “Business Employee” and collectively, the “Business Employees”); provided, however, Parent shall have the sole right with respect to, and be solely responsible for, establishing all terms and conditions relating to the continuing employment of Business Employees, and nothing in this Agreement or otherwise shall obligate Parent to continue to employ or engage any Business Employee for any length of time after the Effective Time. Further, nothing in this Section 8.7 shall create any third party beneficiary right in any person other than the parties to this Agreement, including any current or former Business Employee, any participant in any employee benefit plan or other employee program, or any dependent or beneficiary thereof, or create any right to continued employment with (or right to continued participation in, or continued level of benefits with respect to, any employee program or any employee benefit plan, program, agreement or arrangement of) Parent, any Affiliate of Parent, the Company or the Surviving Corporation or any of their respective Affiliates following the Effective Time.
     (b) Immediately after the Effective Time, all Business Employees whose employment is continued by the Surviving Corporation shall continue to be eligible to participate in Company Benefit Plans to the extent such Company Benefit Plans are continued by the Surviving Corporation. Notwithstanding the foregoing sentence, nothing in this Section 8.7 shall constitute an amendment to any Company Benefit Plan or any other plan or arrangement covering Business Employees or be construed to provide any rights or benefits to any Business Employee.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
   9.1 Conditions to Obligations of Each Party.
     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:
     (a) Company Stockholder Approval. The stockholders of Company shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.
     (b) Regulatory Approvals. All Consents of all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition of Assets or restrictions on business activities) which, in the reasonable judgment of Parent, would be reasonably likely to have an adverse impact on Parent or Company following the Merger.
     (c) Legal Proceedings. No Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement, and there shall be no action or Litigation pending or overtly threatened by any Regulatory Authority or Person that seeks enactment, issuance, promulgation, enforcement or entrance of any such Law or Order or that seeks to enjoin, restrict, prohibit or delay the consummation of the transactions contemplated hereby.
   9.2 Conditions to Obligations of Parent.
     The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.5(a):
     (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Company Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Company Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
     (c) Certificates. Company shall have delivered to Parent (i) a certificate, dated as of the Closing Date, and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Company and in Section 9.2(a), Section 9.2(b), Section 9.2(h) and Section 9.2(j) have been satisfied, and (ii) certified copies of resolutions duly adopted by Company’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request.
     (d) Opinion of Counsel. Parent shall have received an opinion of Kutak Rock LLP, counsel to Company, dated as of the Closing Date, in form reasonably satisfactory to Parent (upon which Lenders providing the Financing may rely), as to the matters set forth in Exhibit 1.
     (e) Tax Certificate. Company shall have delivered to Parent a certificate signed under penalties of perjury stating that as of the Closing Date, (i) Company has determined that it is not and, at all times during the five year period preceding the date of such written statement has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code and that the stock of the Company does not constitute a United States real property interest within the meaning of Section 897(c)(1)(A) of the Internal Revenue Code.
(f) Consents and Approvals. Company shall have obtained the Consents, amendments and terminations of Contracts listed in Section 9.2(f) of the Company Disclosure Memorandum. No Consent, amendment or termination so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of Parent, would be reasonably likely to have an adverse impact on Parent or Company following the Merger.
(g) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.
(h) Dissenting Stockholders. Holders of no more than 5% of the shares of Company capital stock issued and outstanding at the Effective Time have asserted dissenters rights under the DGCL.
(i) Parent Financing. Parent shall have obtained the Financing (in the necessary amounts and on terms that are reasonably acceptable to Parent to permit it, together with the equity contributions described in Section 6.7, to satisfy its obligations to make the required cash payments to Company’s stockholders as provided in this Agreement) and all conditions precedent to the consummation of the Financing set forth in the documents relating thereto shall have been satisfied or waived in accordance with the terms of such documents (but for any condition precedent which is satisfied solely by the effectiveness of this Agreement or the satisfaction of the conditions precedent to the effectiveness of this Agreement).
(j) Available Cash. Company shall have immediately available unrestricted cash of no less than $4,000,000 as of the Closing Date; provided, that such amount may be reduced by the items set forth on Section 9.2(j) of the Company Disclosure Memorandum, but in no event shall the minimum unrestricted cash be less than $3,000,000.
(k) Company Benefit Plans. Prior to the Closing, the Company shall have taken such actions set forth on Section 9.2(k) of the Company Disclosure Memorandum with respect to Company Benefit Plans, subject to the review and approval of all such actions and related forms by Parent.

   9.3 Conditions to Obligations of Company.
     The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 11.5(b):
     (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Parent Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Parent Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
     (c) Certificates. Parent shall have delivered to Company (i) a certificate, dated as of the Closing Date, and signed on its behalf by the Chief Executive Officer, or equivalent, of Parent, to the effect that the conditions set forth in Section 9.1 as relates to Parent and in Section 9.3(a) and Section 9.3(b) have been satisfied, (ii) certified copies of resolutions duly adopted by Parent’s Board of Managers evidencing the taking of all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and (iii) certified copies of resolutions duly adopted by Sub Board of Directors and Parent in its capacity as sole stockholder of Sub evidencing the taking of all corporate or other action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company and its counsel shall request.
     (d) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect.
ARTICLE 10
TERMINATION
   10.1 Termination.
     Notwithstanding any other provision of this Agreement, and except with respect to clause (i) below, notwithstanding the adoption of this Agreement by the stockholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual written agreement of Parent and Company;
     (b) By either Parent or Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement, which breach (i) cannot be or has not been cured by the earlier to occur of (A) the date specified in Section 10.1(e) or (B) ten (10) business days after the giving of written notice to the breaching Party of such breach and (ii) would be reasonably likely, in the opinion of the non-breaching Party, to result in the failure of the condition set forth in Section 9.2(a) or Section 9.2(b) (as applicable) if Company is the breaching Party or Section 9.3(a) or Section 9.3(b) (as applicable) if Parent or Sub is the breaching Party;
     (c) By either Parent or Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) if there shall be any Law or Order enacted, promulgated, issued or entered following the date of this Agreement that makes consummation of the Merger and the other transactions contemplated hereby illegal or otherwise prohibited;
     (d) By either Parent or Company in the event the Company’s stockholders fail to adopt and approve this Agreement and the transactions contemplated hereby at the Stockholders’ Meeting where such matters were presented to such stockholders for adoption; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such Company Stockholder Approval is attributable to a failure on the part of Company to perform any of its covenants or obligations under this Agreement;
     (e) By either Parent or Company in the event that the Merger shall not have been consummated by October 31, 2007 if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e);
     (f) By either Parent or Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled by the date specified in Section 10.1(e);
     (g) By Company if a Parent Material Adverse Effect shall have occurred or if any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect;
     (h) By Parent if a Company Material Adverse Effect shall have occurred or if any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect;
     (i) By Company if it receives a Superior Proposal and the Board of Directors reasonably determines in good faith (based on the advice of the Company Financial Advisor and the Company’s outside legal counsel) that such proposal does constitute a Superior Proposal and that a failure by the Board of Directors to terminate this Agreement and enter into an agreement to effect such Superior Proposal would be inconsistent with its fiduciary duties to Company’s stockholders under applicable Law; provided, however, that Company may not terminate this Agreement pursuant to this Section 10.1(i) unless it has first complied with its obligations under Section 8.1 and Section 8.2 and until (i) five (5) business days have elapsed following delivery to Parent of a written notice of such determination by Company’s Board of Directors and during such five (5) business day period Company negotiates in good faith with Parent (including providing Parent with the information described in Section 8.1(c)(iii) to revise the terms and conditions of this Agreement so that the Superior Proposal no longer constitutes a Superior Proposal), (ii) at the end of such five (5) business day period, such competing Acquisition Proposal continues to constitute a Superior Proposal and Company’s Board of Directors continues to reasonably determine in good faith (based on the advice of the Company Financial Advisor and Company’s outside legal counsel) that a failure to terminate this Agreement and enter into an agreement to effect such Superior Proposal would be inconsistent with its fiduciary duties to Company’s stockholders under applicable Law and (iii) (A) prior to such termination, Company shall have paid Parent the Termination Fee and all other amounts owed by Company to Parent under Section 10.2 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination Company enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; or
     (j) By Parent if the Board of Directors of Company shall have (i) failed to include the Company Board Recommendation in the Proxy Statement without modification or qualification; (ii) withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify the Company Board Recommendation; (iii) affirmed, recommended, or authorized entering into or entered into any Acquisition Agreement or Acquisition Transaction other than the Merger or resolved to do any of the foregoing; (iv) within ten (10) business days after commencement of any tender or exchange offer for any shares of Company Common Stock, failed to recommend against acceptance of such tender or exchange offer by Company’s stockholders or takes no position with respect to the acceptance of such tender or exchange offer by Company’s stockholders; or (v) after an Acquisition Proposal has been made, failed to reaffirm the Company Board Recommendation upon Parent’s request (to the exclusion of any other Acquisition Proposal) or resolved not to reaffirm the Company Board Recommendation.
   10.2 Effect of Termination.
     (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement.
     (b) Parent and Company agree that if (i) Parent shall terminate this Agreement pursuant to Section 10.1(b), Section 10.1(e) (and the failure to consummate the transactions contemplated hereby on or before the date specified in Section 10.1(e) was due to a breach of this Agreement by Company), Section 10.1(f) (so long as such termination is not due to a failure by Parent to obtain the Financing and such failure is not related to a breach of this Agreement by Company), Section 10.1(h) or Section 10.1(j), (ii) either Party shall terminate this Agreement pursuant to Section 10.1(d), or (iii) Company shall terminate this Agreement pursuant to Section 10.1(i), then in addition to any other remedies that Parent, Sub or their Affiliates may have as a result of such termination, Company shall pay Parent an amount equal to the sum of all of Parent’s documented fees and expenses (including fees and expenses of Parent’s Affiliates and Representatives and all fees and expenses relating to Parent’s financing of the transactions contemplated in this Agreement) relating to this Agreement and the transactions contemplated hereby up to a maximum amount as specified in Section 10.2(b) of the Company Disclosure Memorandum (the “Parent Expenses”). Any payment required to be made by Company pursuant to this Section 10.2(b) shall be paid to Parent not later than five (5) business days after delivery to Company of notice of demand for such payment and reasonable documentation setting forth the Parent Expenses (which documentation may be supplemented and updated from time to time by Parent until the 45th day after Parent delivers such notice of demand for payment).
     (c) In addition to any other sums payable to Parent under Section 10.2(b), Company shall pay Parent a termination fee in the amount of $940,000 (the “Termination Fee”) in immediately available funds if: (i) Parent shall terminate this Agreement pursuant to Section 10.1(j); (ii)(A) either Party shall terminate this Agreement pursuant to Section 10.1(d), Section 10.1(e) or Section 10.1(f) or (B) Parent shall terminate this Agreement pursuant to Section 10.1(b), and in the case of (A) or (B) the Company shall enter into an Acquisition Agreement or Acquisition Transaction with any Person (other than Parent or Sub) within six (6) months of the effective date of such termination; or (iii) Company shall terminate this Agreement pursuant to Section 10.1(i). Payment of the Termination Fee required by this Section 10.2(c) shall be paid (A) prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement by Company pursuant to Section 10.1(i); (B) within two (2) business days of termination by Parent pursuant to Section 10.1(j); or (C) within two (2) business days of the execution of an Acquisition Agreement or consummation of an Acquisition Transaction, whichever occurs earlier, following a termination by either Party under Section 10.1(d), Section 10.1(e) or Section 10.1(f), or Parent under Section 10.1(b). Payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account designated by Parent. Company hereby waives any right to set-off or counterclaim against payment of the Termination Fee.
     (d) Parent and Company agree that if Company shall terminate this Agreement pursuant to Section 10.1(b), then in addition to any other remedies that Company or its Affiliates may have as a result of such termination, Parent shall pay Company an amount equal to the sum of all of Company’s documented fees and expenses (including fees and expenses of Company’s Affiliates and Representatives) relating to this Agreement and the transactions contemplated hereby up to a maximum amount as specified in Section 10.2(d) of the Company Disclosure Memorandum (the “Company Expenses”). Any payment required to be made by Parent pursuant to this Section 10.2(d) shall be paid to Company not later than five (5) business days after delivery to Parent of notice of demand for such payment and reasonable documentation setting forth the Company’s Expenses (which documentation may be supplemented and updated from time to time by Company until the 45th day after Company delivers such notice of demand for payment).
     (e) The Parties acknowledge that the agreements contained in Section 10.2(b), Section 10.2(c) and Section 10.2(d) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails promptly to pay any amount due pursuant to Section 10.2(b), Section 10.2(c) or Section 10.1(d), as applicable, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against such Party for such amounts, such Party shall pay the other Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the total amount owed at the prime rate as reported in the Wall Street Journal (or other similar publication) and in effect on the date such payment was required to be made. If a Party prevails in any such suit or action, the losing Party shall pay the prevailing Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.
ARTICLE 11
MISCELLANEOUS
   11.1 Definitions.
     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
     “Acquisition Agreement” means any letter of intent, agreement in principle, acquisition agreement or similar Contract or document relating to an Acquisition Proposal or Acquisition Transaction.
     “Acquisition Proposal” means any proposal (whether communicated to Company or publicly announced to Company’s stockholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries.
     “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Company by any Person or “Group” (other than Parent or any of its Affiliates) of more than 5% of the voting securities of Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than Parent or any of its Affiliates) beneficially owning more than 5% of the voting securities of Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Company; (ii) any sale or lease (other than in the Ordinary Course of Business), or exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of any Assets of any Company Entity whose Assets, individually or in the aggregate, constitute more than 5% of the consolidated Assets of the Company; or (iii) any liquidation or dissolution of any Company Entity.
     “Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
     “Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
     “Closing Date” means the date on which the Closing occurs.
     “Company Disclosure Memorandum” means the written information entitled “Company Disclosure Memorandum for Agreement and Plan of Merger by and among BBAC, LLC, BBAC Merger Sub, Inc. and Back Yard Burgers, Inc.” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.
     “Company Entities” means, collectively, Company and all Company Subsidiaries.
     “Company Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Company as of December 30, 2006, December 31, 2005 and January 1, 2005, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the years ended December 30, 2006 and December 31, 2005, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) respect to periods ended subsequent to December 30, 2006, including March 31, 2007.

     “Company Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or reasonably could have a material adverse impact on (i) the financial condition, business, prospects or results of operations of the Company Entities, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.
     “Company Options” means all unexercised and unexpired options to purchase shares of Company Common Stock under any Company Stock Plan.
     “Company Stock Plans” means all of the existing stock option and other stock-based compensation plans, agreements or arrangements of Company.
     “Company Subsidiaries” means the Subsidiaries of Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Company in the future and held as a Subsidiary by Company at the Effective Time.
     “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
     “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
     “DGCL” means the Delaware General Corporation Law.
     “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
     “Environmental Laws” means any and all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material, including,

(A) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”) and the Occupational Safety and Health Act; (B) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (C) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (E) the Clean Water Act (33 U.S.C. I 1251 et seq.); (F) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (H) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (I) any state, county, municipal or local Laws similar or analogous to the federal Laws listed in parts (A)-(H) of this subparagraph, including, but not limited to: the Georgia Solid Waste Management Act, O.C.G.A. §§13-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. §§12-8-60 et seq., and the Georgia Hazardous Site Response Act, O.C.G.A. §§12-8-90 et seq. (“HSRA”), (J) any amendments to the Laws listed in parts (A)-(I) of this subparagraph, (K) any Laws or Orders adopted pursuant to or implementing the Laws listed in parts (A)-(J) of this subparagraph; and (L) any other Law or Order in effect relating to environmental protection.
     “Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity which together with a Company Entity would be treated as a single employer under Code Section 414.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exhibits” mean the Exhibits to this Agreement, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
     “Franchise Agreements” shall mean the franchise agreements (including franchise agreements, license agreements, satellite agreements, franchise development agreements, co-branding agreements, area development agreements, development incentive agreements together with all ancillary agreements) under which the Company has or may grant any person the right to establish and operate a business under the Brand or under the Back Yard Burgers franchise system.
     “GAAP” means generally accepted accounting principles, consistently applied during the periods involved.

     “Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.
     “Indebtedness” means, as to any Person on the date of determination, all of the following: (a) obligations of such Person in respect of money borrowed; (b) obligations of such Person whether or not for money borrowed if such obligations are (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) all reimbursement obligations of such Person under letters of credit or acceptances (whether or not the same have been presented for payment); (d) an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; (e) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; and (f) all Indebtedness of other Persons which (i) such Person has guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person. For the purposes of this definition “Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
     “Intellectual Property” means (i) patents (including but not limited to continuations, continuations-in-part, divisions, renewals, reissues, and extensions thereof), inventions or discoveries (including but not limited to processes, machines, manufactures, compositions of matter, formulas, techniques, concepts and ideas) whether patentable or not, (ii) moral rights and copyrights in any work of authorship recognized by foreign or domestic law, by statue or at common law or otherwise (including but not limited to databases and computer software, in source code and object code form), (iii) mask works, (iv) trademarks, service marks, Internet domain names, trade names and trade dress, and all goodwill related thereto, (v) trade secrets, (vi) all other intellectual property rights protectable under any laws or international conventions throughout the world, (vii) all improvements to or derivatives from any of the foregoing, and (viii) registrations and applications for any of the foregoing, that are used in the business of the Company Entities and/or in any product or service that is used, owned, exploited, or planned to be used, owned or exploited by the Company Entities.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by any of the directors or officers of such Person, including, without limitation, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary, Controller, Director of Franchise Development, Director of Training and vice presidents of such Person.
     “Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
     “Liability” means any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.
     “Licensed Intellectual Property” means Intellectual Property used, sold or sublicensed by any Company Entity pursuant to a license agreement between the Company Entity and another Person.
     “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, community property interest, equitable interest, lease, license, charge, option, conditional sale agreement, right of first refusal, easement, servitude, restrictive covenant, right of way, encroachment or other survey defect, title defect or encumbrance, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribution of ownership or other restriction or limitation of any nature whatsoever, other than (i) Liens for current property Taxes not yet due and payable and (ii) Liens which do not impair the use of or title to the Assets subject to such Lien.
     “Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, eminent domain or condemnation proceedings, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.
     “Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.
     “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
     “Nasdaq” means the Nasdaq Stock Market, Inc.
     “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign Regulatory Authority.
     “Ordinary Course of Business” means, with respect to a Person, the conduct of that Person’s business and operations only in the ordinary course of business consistent with past custom and practice (including, where applicable, with respect to quantity and frequency).
     “Parent Entities” means, collectively, Parent and all Subsidiaries of Parent.
     “Parent Material Adverse Effect” means an event, change or occurrence not caused by or relating to the Company which, individually or together with any other event, change or occurrence not caused by or relating to the Company, has, or reasonably could have a material adverse impact on the ability of Parent to perform its obligations under this Agreement (including, but not limited to, the ability of Parent and Sub to obtain the Financing to consummate the Merger and the other transactions to be performed or consummated by Parent or Sub, as the case may be).
     “Party” means any of Company, Sub or Parent and “Parties” shall mean Company, Sub and Parent.
     “Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
     “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
     “Proxy Statement” means the proxy statement used by Company to solicit the approval of its stockholders of the transactions contemplated by this Agreement.
     “Regulatory Authorities” means collectively the SEC, Nasdaq, state franchise agencies and all other federal, state, county, local or other governmental or regulatory courts, agencies, authorities (including taxing and self regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.
     “Representative” means any investment banker, financial advisor, attorney, accountant, consultant, franchise broker, franchise sales agent or other representative or agent engaged by a Person.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC, Nasdaq or any state securities agency or authority pursuant to the Securities Laws.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
     “Stockholders’ Meeting” means the meeting of the stockholders of Company to be held pursuant to Section 8.1.
     “Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
     “Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Company Entities and (ii) with respect to which Company’s Board of Directors (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based upon the written opinion of the Company Financial Advisor) to be financially more favorable to the stockholders of Company than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Company’s Board of Directors, after obtaining the advice of the Company Financial Advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal).
     “Surviving Corporation” means Company as the surviving corporation resulting from the Merger.
     “Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a Contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign Law or otherwise.
     “Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section	Term	Section
Agreement	Preamble	Company Indemnified Parties	7.7
Brand	5.17	Company Pension Plan	5.14
Business Employee	8.7	Company Real Property	5.9
Certificates	4.1	Company Stock	5.3
Certificate of Merger	1.3	Company Stockholder Approval	8.1
Closing	1.2	Confidentiality Agreement	8.2
Closing Date	1.3	D&O Policy	7.7
Commitment Letters	6.7	DOL	5.14
Common Stock	5.3	Effective Time	1.3
Common Stock Consideration	3.1	Enforceability Exceptions	5.2
Company	Preamble	ESPP	3.5
Company Balance Sheet	5.6	Financing	6.7
Company Benefit Plans	5.14	Fund	5.17
Company Board Recommendation	8.1	IRS	5.14
Company Contracts	5.15	Junior Lender	6.7
Company ERISA Plan	5.14	Junior Lender Commitment Letter	6.7
Company Financial Advisor	5.21	Lenders	6.7

Term	Section	Term	Section
Material Intellectual Property	5.10	Preferred Stock	5.3
Maximum Annual Premium	7.7	Preferred Stock Consideration	3.1
Merger	1.1	Senior Lender	6.7
Merger Consideration	3.1	Senior Lender Commitment Letter	6.7
Parent	Preamble	Sub	Preamble
Parent Expenses	10.2	Termination Fee	10.2
Party Affiliate	11.3	UFOCs	5.17
Paying Agent	4.1	Voting Agreement	Preamble
     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”
   11.2 Expenses.
     Except as otherwise expressly provided in this Agreement (including in Sections 4.1 and 10.2), each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
   11.3 Entire Agreement.
     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Each Party acknowledges and agrees that each other Party hereto makes no other representations or warranties, whether express or implied, other than the express representations and warranties contained herein or in the certificates to be delivered at the Effective Time. Subject to Section 10.2(a)(ii), none of the representations and warranties contained in this Agreement shall survive the Merger or the termination of this Agreement.
   11.4 Amendments.
     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Company Stockholder Approval of this Agreement has been obtained; provided, that after any such Company Stockholder Approval, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by Company’s stockholders without the further approval of such stockholders.

   11.5 Waivers.
     (a) Prior to or at the Effective Time, Parent shall have the right to waive any default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.
     (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Parent or Sub, to waive or extend the time for the compliance or fulfillment by Parent or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.
     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
   11.6 Assignment.
     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that Parent and Sub may assign this Agreement and their respective rights under this Agreement to any Affiliate of Parent or Sub or any Person providing financing to Parent and Sub without the consent of Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
   11.7 Notices.
     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:	Back Yard Burgers, Inc.
1657 N. Shelby Oaks Drive
Memphis, Tennessee 38134
Facsimile Number: (901) 367-0999
Attention: Lattimore M. Michael

Copy to Counsel (which shall not constitute notice):

Kutak Rock LLP
Suite 2000, 124 West Capitol Avenue
Little Rock, Arkansas 72201
Facsimile Number: (501) 975-3001
Attention: H. Watt Gregory, III

Parent:	BBAC, LLC
3060 Peachtree Road NW, Suite 1410
Atlanta, Georgia 30305
Facsimile Number: (404) 495-7410
Attention: Reid M. Zeising

Copy to Counsel (which shall not constitute notice):

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Facsimile Number: (404) 253-8152
Attention: S. Joel Cartee

and

Jones Day
1420 Peachtree Street
Atlanta, Georgia 30309-3053
Facsimile Number: (404) 381-8330
Attention: Bryan E. Davis
   11.8 Governing Law.
     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.
   11.9 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
   11.10 Captions; Articles and Sections.
     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
   11.11 Interpretations.
     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
   11.12 Severability.
     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
   11.13 No Personal Liability.
     Each of the following is herein referred to as a “Party Affiliate”: (a) any direct or indirect shareholder, member or investor of a Party or (b) any director, manager, officer, trustee, employee, Representative or agent of a Party. Unless otherwise expressly liable pursuant to a written agreement, no Party Affiliate, acting in his or its capacity as an agent of a Party, shall have any liability or obligation for breaches of this Agreement or the transactions contemplated hereby.

   11.14 Company Disclosure Memorandum.
     Other than with the prior written consent of Parent, Company shall not be entitled to amend or supplement the Company Disclosure Memorandum or any section thereof.
[Signatures on Next Page]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT: BBAC, LLC
By:	/s/ Reid Zeising
	Name:	Reid Zeising
	Title:	Chairman

SUB: BBAC MERGER SUB, INC.
By:	/s/ Reid Zeising
	Name:	Reid Zeising
	Title:	Chairman, President/Chief Executive Officer and Secretary

COMPANY: BACK YARD BURGERS, INC.
By:	/s/ Lattimore M. Michael
	Name:	Lattimore M. Michael
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]